Filed pursuant to Rule 424(b)(5)
Registration No. 333-171390

The date of this prospectus supplement is January 11, 2011.

PROSPECTUS SUPPLEMENT
(to the Prospectus dated December 23, 2010, and
the Prospectus Supplement dated January 6, 2011)

2,702,703 SHARES OF CLASS A COMMON STOCK

We are offering 2,702,703 shares of our Class A Common Stock, par value $0.001 per share (“Class A Stock”) at a purchase price for each share of Class A Stock of $1.48 (the “Public Offering Price”) pursuant to a Registration Statement on Form S-3 (File No. 333-171390) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) and declared effective by the Commission on January 5, 2011 (the “Registration Statement”), the related prospectus included therein dated December 23, 2010 (the “Prospectus”), and a prospectus supplement dated January 6, 2011, and filed with the Commission pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement”, and together with the Registration Statement and the Prospectus, the “Offering Documents”).

We are offering the shares of our Class A Stock described in the Offering Documents in an underwritten offering in which B. Riley & Co., LLC (the “Underwriter”) is acting as the sole underwriter. We have entered into an underwriting agreement with the Underwriter with respect to the Class A Stock being offered. Subject to the terms and conditions contained in the underwriting agreement, the Underwriter has agreed to purchase, and we have agreed to sell, 2,702,703 shares of our Class A Stock at the Public Offering Price, less the underwriting discounts set forth on the cover page of the Prospectus Supplement. In addition, we have also granted the Underwriter an option to purchase up to an additional 405,405 shares of our Class A Stock at the Public Offering Price, less underwriting discounts payable by us, within 30 days of the date of the underwriting agreement to cover over-allotments, if any. On January 10, 2011, the Underwriter notified us that it was exercising its over-allotment option to purchase an additional 405,405 shares of our Class A Stock.

In addition to underwriting discounts, we have also agreed to reimburse the Underwriter for certain reasonable travel, legal and other out-of-pocket expenses. We are filing this prospectus supplement to supplement the disclosure regarding the Underwriter’s compensation that appears under the heading “Underwriting” in the Prospectus Supplement. The following table shows the estimated compensation to be paid to the Underwriter in connection with the offering:

$4,600,000.00	Total Proceeds at the Public Offering Price
$275,999.99	Underwriting discount payable by us
$25,000.00	Reimbursement of Underwriter’s legal expenses payable by us
$1,000.00	Reimbursement of Underwriter’s FINRA filing fees payable by us
$855.90	Reimbursement of Underwriter’s out-of-pocket expenses payable by us
$302,855.89	Total amount payable by us to the Underwriter